Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE THIRD QUARTER RESULTS EXCEED EXPECTATIONS;
REVENUES UP 7.7%, OPERATING EARNINGS UP 19.8%, EARNINGS BEFORE TAXES UP 32%;
RAISES 2010 GUIDANCE AND PROVIDES 2011 GUIDANCE

WELLINGTON, FL, October 25, 2010 – B/E Aerospace (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced third quarter 2010 financial results.

THIRD QUARTER 2010 HIGHLIGHTS VERSUS THIRD QUARTER PRIOR YEAR

•	Revenues of $495.0 million increased 7.7 percent.

•	Operating earnings of $83.4 million increased 19.8 percent. Operating margin of 16.8 percent expanded 170 basis points.

•	Earnings before income taxes increased 32.0 percent.

•	Net earnings and earnings per diluted share were $41.0 million and $0.41 per share, up 13.6 percent and 13.9 percent, respectively.

•	Free cash flow was $62.8 million and represented a free cash flow conversion ratio of 153 percent.

•	The third quarter book to bill ratio was 1.1 to 1 and was in excess of one for the fourth consecutive quarter.

•	The company issued $650 million of 6 7/8 percent senior unsecured notes due 2020 on September 16, 2010.

•	The company signed definitive agreements to acquire the TSI Group, Inc. (TSI) on October 4, 2010 and Satair’s aerospace fastener distribution business on October 25, 2010.

•	The company raises 2010 full-year adjusted operational net earnings per diluted share guidance to approximately $1.56 per share (see outlook section of news release).

•
The company issues full-year 2011 net earnings per diluted share guidance of approximately $1.90 - $1.95, an increase of approximately 25 percent as compared with expected 2010 adjusted net earnings per share.

THIRD QUARTER CONSOLIDATED RESULTS

Third quarter 2010 revenues of $495.0 million increased $35.2 million, or 7.7 percent, as compared with the same period of the prior year.  The increase was due to a higher level of revenues generated by both the consumables management and commercial aircraft segments which was partially offset by a decline in business jet segment revenues.

Third quarter 2010 operating earnings of $83.4 million increased 19.8 percent on the aforementioned 7.7 percent increase in revenues.  Operating margin in the current quarterly period was 16.8 percent and expanded 170 basis points as compared with the prior year period.  Operating earnings growth and operating margin expansion were driven by the higher revenue level, an improved revenue mix and ongoing operational efficiency initiatives.

Third quarter 2010 earnings before income taxes were $61.9 million and increased 32.0 percent as compared with the prior year period.  Third quarter 2010 net earnings were $41.0 million, or $0.41 per diluted share, and increased 13.6 percent and 13.9 percent, respectively, reflecting a 33.8 percent tax rate in 2010 as compared with a 23.0 percent tax rate in the prior year period.

Third quarter 2010 free cash flow was $62.8 million, representing a free cash flow conversion ratio of 153 percent.

Commenting on the company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “Our third quarter consolidated operating earnings growth of 19.8 percent was driven by solid revenue growth and substantial margin expansion at both our consumables management segment (CMS) and our commercial aircraft segment (CAS).  CMS revenues and operating earnings increased 6.7 percent and 20.9 percent, respectively, while CAS revenues and operating earnings increased 12.4 percent and 29.9 percent, respectively.  Third quarter pretax earnings increased 32.0 percent year-over-year, free cash flow conversion ratio was 153 percent and our backlog grew for the fourth consecutive quarter.”

“We issued $650 million of 6 7/8 percent senior unsecured notes due 2020 on September 16, 2010.  In addition, we signed definitive agreements to acquire two companies; TSI on October 4, 2010 and Satair’s aerospace fastener distribution business on October 25, 2010, for an aggregate purchase price of approximately $475 million, excluding costs and expenses.  Both acquisitions are expected to be neutral to earnings per share in 2011 and to be accretive thereafter.”

“Based on our record backlog, our expectation of continued growth in passenger travel and higher levels of wide-body aircraft deliveries beginning in 2011, we expect strong full-year 2011 earnings per diluted share growth of approximately 25 percent to approximately $1.90 - $1.95 per diluted share.”

Mr. Khoury continued, “Looking further ahead and taking into consideration our record backlog, the expected robust wide body delivery cycle beginning in 2011 and continued healthy demand growth for passenger travel, we expect continued strong growth in earnings per share for the next few years.”

Free cash flow and free cash flow conversion ratio are non-GAAP financial measures.   For more information see “Reconciliation of Non-GAAP Financial Measures.”

THIRD QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

	REVENUES
	Three Months Ended September 30,
	($ in millions)
	2010	2009	% Change
Consumables management	$193.1	$181.0	6.7%
Commercial aircraft	250.2	222.5	12.4%
Business jet	51.7	56.3	-8.2%
Total	$495.0	$459.8	7.7%

	OPERATING EARNINGS
	Three Months Ended September 30,
	($ in millions)
	2010	2009	% Change
Consumables management	$40.5	$33.5	20.9%
Commercial aircraft	38.7	29.8	29.9%
Business jet	4.2	6.3	-33.3%
Total	$83.4	$69.6	19.8%

Third quarter 2010 consumables management segment (CMS) revenues of $193.1 million increased 6.7 percent as compared with the third quarter of 2009.  Third quarter 2010 CMS operating earnings of $40.5 million increased 20.9 percent and operating margin of 21.0 percent expanded 250 basis points year-over-year primarily due to an improved revenue mix, the higher revenue level, and ongoing operational efficiency initiatives.

Third quarter 2010 commercial aircraft segment (CAS) revenues of $250.2 million increased 12.4 percent as compared with the prior year period.  CAS third quarter 2010 operating earnings of $38.7 million increased 29.9 percent and operating margin of 15.5 percent expanded 210 basis points as compared with the prior year period, primarily due to an improved revenue mix, including a higher level of spares sales, and ongoing operational efficiency initiatives.

Third quarter 2010 business jet segment revenues of $51.7 million decreased 8.2 percent as compared with the prior year period.  Operating earnings of $4.2 million decreased $2.1 million or 33.3 percent as compared with the prior year period, primarily as a result of an unfavorable revenue mix in the current year period.

NINE-MONTH CONSOLIDATED RESULTS

For the nine months ended September 30, 2010, revenues of $1.442 billion declined 1.1 percent as compared with the prior year period as the revenue increases in the second quarter and third quarter were not sufficient to completely offset the revenue decline in the first quarter of 2010 as compared with the first quarter of 2009.

For the nine months ended September 30, 2010, operating earnings of $234.2 million increased 4.5 percent as compared with the prior year period.  Operating margin in the current period of 16.2 percent expanded 80 basis points as compared to the prior year period.

For the nine months ended September 30, 2010, net earnings were $112.1 million, or $1.11 per diluted share, as compared with $108.7 million, or $1.10 per diluted share, in the prior year period.

NINE-MONTH SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

	REVENUES
	Nine Months Ended September 30,
	($ in millions)
	2010	2009	% Change
Consumables management	$572.3	$617.0	-7.2%
Commercial aircraft	716.7	672.3	6.6%
Business jet	153.4	169.0	-9.2%
Total	$1,442.4	$1,458.3	-1.1%

	OPERATING EARNINGS
	Nine Months Ended September 30,
	($ in millions)
	2010	2009	% Change
Consumables management	$115.5	$116.7	-1.0%
Commercial aircraft	109.1	89.9	21.4%
Business jet	9.6	17.6	-45.5%
Total	$234.2	$224.2	4.5%

For the nine months ended September 30, 2010, CMS revenues of $572.3 million declined 7.2 percent as compared with the prior year period, primarily as a result of lower revenues in the first quarter of 2010 as compared with the first quarter of 2009.  CMS operating earnings of $115.5 million declined 1.0 percent on the 7.2 percent lower level of revenues and operating margin of 20.2 percent increased 130 basis points.

For the nine months ended September 30, 2010, CAS revenues of $716.7 million increased 6.6 percent as compared with the prior year period.  CAS operating earnings were $109.1 million, or 15.2 percent of revenues, an increase of 21.4 percent as compared with the prior year period.  Current period operating margin expanded 180 basis points as compared with the prior year period primarily as a result of an improved revenue mix, including a higher level of spares sales, and ongoing operational efficiency initiatives.

For the nine months ended September 30, 2010, business jet segment revenues of $153.4 million declined 9.2 percent and operating earnings of $9.6 million decreased $8.0 million or 45.5 percent as compared with the prior year period, as a result of lower revenues, an unfavorable revenue mix and the negative impact of reduced operating leverage in the current year period.

LIQUIDITY AND BALANCE SHEET METRICS

Third quarter 2010 free cash flow of $62.8 million represents a free cash flow conversion ratio of 153 percent.  For the nine months ended September 30, 2010, free cash flow was $142.1 million and the free cash flow conversion ratio was 127 percent.  During the third quarter B/E Aerospace issued $650 million of 6 7/8 percent senior unsecured notes due 2020.  At September 30, 2010 cash stood at $834 million, net debt, which represents total debt of $1,589 million less cash, was $755 million and the company’s net debt-to-net capital ratio was 32.3 percent.  The company has no borrowings outstanding on its $350 million revolving credit facility and no debt maturities until 2014.

BOOKINGS

Bookings during the third quarter of 2010 were solid at approximately $545 million.  The book-to-bill ratio was 1.1 to 1 for the quarter, and for the fourth consecutive quarter represented a book-to-bill ratio in excess of one.  Backlog at the end of the quarter was approximately $2.85 billion, an increase of approximately 7.5 percent as compared with the company’s September 30, 2009, backlog.  Supplier furnished equipment (SFE) awards expanded to $2.65 billion.  As a result, total backlog, booked and awarded but unbooked, expanded to a record $5.5 billion, an increase of approximately 7 percent as compared with September 30, 2009.

ACQUISITIONS

The company signed definitive agreements to acquire the TSI Group, Inc. (TSI), on October 4, 2010, and Satair’s aerospace fastener distribution business, on October 25, 2010, for an aggregate purchase price of approximately  $475 million excluding costs and expenses.  Both acquisitions are expected to close during the fourth quarter of 2010, to be neutral to earnings per diluted share in 2011 and to be significantly accretive thereafter.

TSI is the market leader in the design, engineering and manufacturing of customized, fully integrated, thermal management and interconnect solutions that address complex power management requirements of customers in the aerospace and defense industries.

Mr. Khoury commented, “TSI is well-positioned to leverage its market leadership position in the growing thermal management market and is expected to benefit from the continuing shift towards increasingly complex power management solutions required by expanding computing capacity and larger power supplies in smaller packages.  Combining TSI’s thermal management capabilities with B/E’s internally developed thermal management technologies and our excellent reputation in the integration, program management and certification of aircraft interiors, together with B/E Aerospace’s strong relationships with our commercial aerospace customers, is expected to further expand TSI’s presence in the commercial aerospace industry.  This product line expansion should enhance our ability to serve our OEM and global airline customers in the commercial aerospace industry and is expected to create significant value for our shareholders.”

The company also signed an agreement to acquire Satair’s aerospace fastener distribution business, a market leader in the distribution of consumables to European and Asia-Pacific aerospace manufacturers and their suppliers.

Mr. Khoury continued, “The Satair aerospace fastener distribution acquisition substantially expands B/E Aerospace’s customer base in the European and Asia Pacific regions and also expands the company’s product offerings to include metric fasteners, adhesive fasteners, latches, cables, struts, tooling and lighting products.  The Satair business has an excellent OEM-oriented customer base and is highly complementary to our consumables management segment.  Through expected efficiency improvement initiatives, we expect to be able to generate margins in this business approximately equal to the margins which we currently generate in our consumables management segment.”

OUTLOOK

Commenting on the company’s outlook, Mr. Khoury stated, “The company raised full-year 2010 adjusted operational earnings per share guidance to approximately $1.56 per share, which excludes interest on borrowings in excess of funds deployed for acquisitions, which is estimated to be approximately $0.05 per share (senior notes issued on September 16, 2010 but acquisitions not completed until the middle of the fourth quarter 2010), and one-time costs associated with financing and acquisition activities.”

Mr. Khoury continued, “We expect strong full-year 2011 earnings per diluted share growth of approximately 25 percent to approximately $1.90 - $1.95 per diluted share.  Looking further ahead and taking into consideration our record backlog, the expected robust wide body delivery cycle and continued healthy demand growth for passenger travel, we expect continued strong growth in earnings per share for the next few years.”

The company’s financial guidance for 2011 is as follows:

•	The company expects orders and backlog to continue to grow in 2011 due to increasing demand for consumables and commercial aircraft segment spares driven by the continuing growth in passenger traffic and attendant increase in capacity, and an expected increase in orders for cabin interior products arising from the expected acceleration in deliveries of new wide-body aircraft beginning in 2011.

•
2011 revenues are expected to be approximately $2.4 billion or approximately 20 percent higher than 2010 revenues, reflecting increased demand for our consumables management and commercial aircraft segment products, and reflecting the inclusion of the fourth quarter 2010 acquisitions for the full-year 2011.

•
The company expects full-year 2011 net earnings per diluted share of approximately $1.90 - $1.95, an increase of approximately 25 percent as compared with expected 2010 adjusted net earnings per share.

•	The 2011 free cash flow conversion ratio is expected to be approximately 100 percent.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those related to the completion of pending acquisitions, and the expected benefits from any pending, future or completed acquisitions, changes in market and industry conditions and those discussed in B/E Aerospace’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in B/E Aerospace’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Revenues	$495.0	$459.8	$1,442.4	$1,458.3
Cost of sales	311.1	297.7	916.4	954.2
Selling, general and administrative	71.9	65.2	210.6	205.3
Research, development and engineering	28.6	27.3	81.2	74.6

Operating earnings	83.4	69.6	234.2	224.2

Operating earnings, as a percentage of revenues	16.8%	15.1%	16.2%	15.4%

Interest expense, net	21.5	22.7	62.2	67.7
Debt prepayment costs	--	--	2.5	--

Earnings before income taxes	61.9	46.9	169.5	156.5

Income taxes	20.9	10.8	57.4	47.8

Net earnings	$41.0	$36.1	$112.1	$108.7

Net earnings per common share:

Basic	$0.41	$0.37	$1.13	$1.10
Diluted	$0.41	$0.36	$1.11	$1.10

Weighted average common shares:

Basic	99.7	98.5	99.5	98.4
Diluted	101.0	99.5	100.7	99.1

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	September 30,	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$834.1	$120.1
Accounts receivable, net	280.7	222.5
Inventories, net	1,281.2	1,247.4
Deferred income taxes, net	--	12.1
Other current assets	26.9	20.5
Total current assets	2,422.9	1,622.6
Long-term assets	1,204.7	1,217.5
	$3,627.6	$2,840.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$415.6	$335.7
Total long-term liabilities	1,629.2	1,056.9
Total stockholders' equity	1,582.8	1,447.5
	$3,627.6	$2,840.1

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	NINE MONTHS ENDED
	September 30,	September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$112.1	$108.7
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	37.6	36.9
Provision for doubtful accounts	1.6	(0.2)
Non-cash compensation	20.7	17.9
Debt prepayment costs	2.5	--
Loss on disposal of property and equipment	6.0	2.5
Tax benefits realized from prior exercises of employee stock options	(17.2)	--
Deferred income taxes	46.5	35.8
Changes in operating assets and liabilities:
Accounts receivable	(61.3)	37.4
Inventories	(42.5)	(135.6)
Other current assets and other assets	2.0	14.3
Payables, accruals and other liabilities	63.3	(95.2)
Net cash provided by operating activities	171.3	22.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(29.2)	(21.8)
Other, net	(0.1)	--
Net cash used in investing activities	(29.3)	(21.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	0.2	0.8
Tax benefits realized from prior exercises of employee stock options	17.2	--
Proceeds from long-term debt, net of debt original issue discount	645.6	--
Principal payments on long-term debt	(75.2)	(4.5)
Debt orgination and prepayment costs	(13.7)	--
Net cash provided by (used in) financing activities	574.1	(3.7)

Effect of foreign exchange rate changes on cash and cash equivalents	(2.1)	0.7

Net increase (decrease) in cash and cash equivalents	714.0	(2.3)

Cash and cash equivalents, beginning of period	120.1	168.1

Cash and cash equivalents, end of period	$834.1	$165.8

BE AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes the financial measures “free cash flow” and “free cash flow conversion ratio,” which are “non-GAAP financial measures” as defined in Regulation G of the Securities and Exchange Act of 1934.

The company defines “free cash flow” as net cash flow provided by operating activities less capital expenditures.  The company uses free cash flow to provide investors with an additional perspective on the company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the company’s net earnings.  The company uses the free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow.

Pursuant to the requirements of Regulation G, the company is providing the following table which reconcile the non-GAAP financial measures described above to the most comparable GAAP measure.

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2010	2010
Net cash flow provided by operating activities	$75.0	$171.3
Less: capital expenditures	(12.2)	(29.2)
Free cash flow	$62.8	$142.1